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Exhibit 99
                                                                PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE FIRST QUARTER OF FISCAL 2015

     Red Bank, N.J. January 30, 2015 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) today announced a quarterly distribution of $0.35 per unit for the first quarter of fiscal 2015, payable on February 25, 2015 to holders of record on February 13, 2015. Natural gas sold during the fourth calendar quarter of 2014 is the primary source of royalty income on which the February distribution is based.

     John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.35 per unit is 35.19%, or $0.19 per unit, lower than the distribution of $0.54 per unit for the first quarter of fiscal 2014. Preliminary data suggests that the reduction in this quarter's distribution resulted from a combination of lower gas sales, lower gas prices and lower average exchange rates. Specific details will be available in the earnings press release scheduled for publication on or about February 13, 2015.

     Trust royalty payments for each fiscal quarter are based on actual royalties payable for the preceding calendar quarter. In the final month of the Trust's fiscal quarter, the operating companies determine the actual amount of royalties that should have been paid to the Trust and compare this amount to the amount actually paid. Any underpayment would be added to the amount of royalties paid during the final month of the current fiscal quarter. Any overpayment would be deducted from the amount of royalties to be paid in the first month of the Trust's next fiscal quarter. The operating companies may make further adjustments during the quarter based on the recalculation of royalties payable for prior periods, and the Trust has no means of predicting such adjustments.

     The table below shows an estimate of the amount of royalties anticipated to be received in the second quarter of fiscal 2015 based on the actual amount of royalties that were payable to the Trust for the fourth calendar quarter of 2014. Amounts in dollars are based on the current exchange rate
of 1.1309.   Actual royalty income in dollars is valued based on exchange rates on the days funds are transferred. The February estimate below includes adjustments totaling Euros 211,881 reflecting a negative adjustment of Euros 492,790 for calendar 2013 along with positive adjustments from the prior quarter of Euros 195,767 and sulfur royalties in the amount of
Euros 85,142.   The negative adjustment for calendar 2013, which (as
disclosed in the October 30, 2014 press release) the Trust anticipated would be applied against royalties payable to the Trust in the first fiscal quarter, still has not been applied.

------------------------------------------------------------------------------
Estimated Combined        Combined           Combined             Dollar
    Royalties             Royalties          Royalties         Royalties in
  Anticipated in          In Euros           In Dollars       Cents per Unit
------------------------------------------------------------------------------
    February           Euros   855,973        $  968,020          $0.105
    March              Euros 1,067,854        $1,207,636          $0.131
    April              Euros 1,067,854        $1,207,636          $0.131
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     The cumulative 12-month distribution, which includes this February distribution and the three prior quarterly distributions, is $1.76 per unit. This 12-month cumulative distribution is 20% or $0.44 per unit lower than the prior 12-month distribution of $2.20 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact - John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.